As filed with the Securities and Exchange Commission on November 16, 2020.

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
______________________
FORM S3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
_______________________
CINCINNATI FINANCIAL CORPORATION
(Exact name of registrant in its charter)

Ohio    31-0746871
(State or other jurisdiction of    (I.R.S. Employer identification number)
incorporation or organization)
Cincinnati Financial Corporation
6200 S. Gilmore Road
Fairfield, Ohio 45014

(Address, including zip code and telephone number, including area code, of registrant’s principal executive offices)

Lisa A. Love, Esq.
Senior Vice President, General Counsel
and Corporate Secretary
Cincinnati Financial Corporation
6200 S. Gilmore Road
Fairfield, Ohio 45014

(address, including zip code, and telephone number, including area code, of agent for service)

Agent’s telephone number, including area code: (513) 870-2288
_______________________
Copies to:

Lisa A. Love, Esq. Senior Vice President, General Counsel and Corporate Secretary Cincinnati Financial Corporation 6200 S. Gilmore Road Fairfield, Ohio 45014 513-870-2288	J. Eric Quinn, Esq. Dinsmore & Shohl LLP 255 East Fifth Street, Suite 1900 Cincinnati, Ohio 45202 513-977-8606
_______________________
Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plan, check the following box. [X]
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. [ ]
If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. [ ]
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.
Large accelerated filer [X]                            Accelerated filer [ ]
Non-accelerated filer [ ]                            Smaller reporting company [ ]
                                    Emerging growth company [ ]
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. [ ]
________________________
CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee(3)
Common stock, par value $2 per share	3,000,000	$81.15	$243,450,00	$26,560.40

(1) Includes 3,000,000 unsold shares from the registrant’s Registration Statement on Form S-3, filed with the Commission on November 17, 2017 (SEC File No. 333-221629) (the “Prior Registration Statement”).  Pursuant to Rule 415(a)(6), the offering of the unsold shares registered under the Prior Registration Statement will be deemed terminated as of the date of effectiveness of this Registration Statement. This Registration Statement also includes such indeterminate number of shares of common stock as may be issued as the result of adjustment due to a share dividend, share split, recapitalization or other similar event.

(2) Estimated solely for the purposes of computing the registration fee in accordance with Rule 457(c) under the Securities Act of 1933, as amended. Such price per share is the average of the high and low prices for the registrant’s common stock on the NASDAQ Global Select Market on November 13, 2020, a date which is within five business days of the date this Registration Statement was filed.

(3)  Calculated in accordance with Section 6 of the Securities Act and Rule 457 under the Securities Act by multiplying .0001091 and the proposed maximum aggregate offering price.

________________________
The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933, or until the registration statement shall become effective on such dates as the Commission, acting pursuant to said section 8(a), may determine.

PROSPECTUS

Cincinnati Financial Corporation

3,000,000 Shares
of
Common Stock

Shareholder Investment Plan

The Shareholder Investment Plan (plan) of Cincinnati Financial Corporation (the company) is a Direct Purchase and Dividend Reinvestment Plan that provides participants with a convenient and economical method for new investors to make an initial investment in shares of the company’s common stock and for existing investors to increase their holdings of our common stock.

Participation in the plan is open to any registered holder of common stock and to any person who becomes a registered holder of common stock by enrolling in the plan and either making an initial investment of at least $25 or authorizing automatic monthly cash investments of at least $25. Beneficial owners of common stock whose only shares are registered in names other than their own (for example, held in street name in a brokerage account) are not eligible until they become stockholders of record either by withdrawing the shares from their brokerage account and registering the shares in their own name or by enrolling in the plan in the same manner as a non-stockholder.

Participants in the plan must elect to have at least 10 percent of the cash dividends paid on their shares of common stock automatically reinvested in additional shares of common stock, and may elect to have up to 100 percent of such dividends reinvested. Participants may also purchase additional shares of common stock by making optional cash investments according to the provisions of the plan. Shareholders who choose not to participate in the plan will continue to receive cash dividends on shares of common stock registered in their name, as declared, by check or direct deposit.

In the event that any shareholder who previously participated in the plan elects not to reinvest the required 10 percent of dividends received on stock subject to the plan, such shareholder will not be entitled to participate in the plan thereafter and shares will be moved out of the plan to a book entry position. The company will determine the timing of the transfer from the plan to a book entry position. Any fractional shares will be sold.

Shares of common stock purchased by participants in the plan may be treasury or new issue common stock or, at the company’s option, common stock may be purchased in the open market or in negotiated transactions. Treasury or new issue common stock is purchased from the company at the market price on the applicable investment date. The price of common stock purchased in the open market or in negotiated transactions is the weighted average price at which the shares are actually purchased. This Prospectus relates to 3,000,000 shares of common stock. The common stock is listed on the Nasdaq Global Select Market under the ticker symbol CINF.

A complete description of the plan begins on page 7 of this Prospectus.

This Prospectus includes business and financial information about the company that is not included in or delivered with this Prospectus, as it is incorporated by reference into certain other publicly available documents. This information is available to you without charge upon written or oral request. See “Where You Can Find More Information” on page 18 of this Prospectus.

Investing in our common stock involves risks. Before making an investment decision, see “Risk Factors” beginning on page 4 of this Prospectus, as well as those risks that we have described in our most recent Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other documents that we subsequently file with the Securities and Exchange Commission. Please carefully read this Prospectus, together with the documents we incorporate by reference and any Prospectus supplement, before you invest in our shares of common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this Prospectus. Any representation to the contrary is a criminal offense.

The date of this Prospectus is November 16, 2020.

Table of Contents

About This Prospectus	3
About Cincinnati Financial Corporation	3
Risk Factors	4
Safe Harbor Statement	4
Direct Registration	6
About the Plan	7
Other Plan Information	17
Stock Dividends and Stock Splits	17
Dividend and Voting Rights	17
Voting of Plan Shares	17
Limitation of Liability	17
Modification or Termination of the Plan	18
Denial or Termination of Participation by Cincinnati Financial	18
Where You Can Find More Information	18
Registration Statement	18
Cincinnati Financial’s SEC Filings	18
Information Incorporated by Reference	18
Documents Available Without Charge From Cincinnati Financial	19
Use of Proceeds	19
Description of our Common Stock	19
Plan of Distribution	22
Legal Matters	22
Experts	22

ABOUT THIS PROSPECTUS

You should rely only on the information contained in or incorporated by reference into this Prospectus. We have not authorized any person to give any information or make any representation that is different from, or in addition to, that contained in this Prospectus or in any information that we incorporate by reference into this Prospectus. If anyone provides you with different or additional information, you should not rely on it.

This Prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any of the securities offered in this Prospectus by any person in any jurisdiction in which it is unlawful for such person to make such an offering or solicitation. Neither the delivery of this Prospectus nor any sale made under this Prospectus of the securities described herein shall under any circumstances imply, and you should not assume, that the information contained in this Prospectus or any document incorporated by reference is accurate as of any date other than the date on the front cover of the applicable document, regardless of the time of delivery of this Prospectus or of any sale of our securities. Our business, financial condition, results of operations and prospects may have changed since those dates.

Except as otherwise indicated or required by the context, all references in this Prospectus to “Cincinnati Financial” the “company,” “we,” us” and “our” are to Cincinnati Financial Corporation and its subsidiaries.

All references in this Prospectus to “$” are to United States dollars.

Trademarks and service marks in this Prospectus are set forth in capital letters and are owned or licensed by us or our subsidiaries.

ABOUT CINCINNATI FINANCIAL CORPORATION

We are an Ohio corporation formed in 1968. Our lead subsidiary, The Cincinnati Insurance Company, was founded in 1950. Our main business is property casualty insurance marketed through independent insurance agencies in 45 states. Our headquarters is located at 6200 S. Gilmore Road, Fairfield, Ohio 45014. Our telephone number at that location is 513-870-2000. At year-end 2019, we employed 5,148 associates, including 3,330 headquarters associates who provide support to 1,818 field associates.

Cincinnati Financial Corporation owns 100% of four subsidiaries: The Cincinnati Insurance Company, Cincinnati Global Underwriting Ltd.TM (Cincinnati Global), CSU Producer Resources Inc. and CFC Investment Company. In addition, the parent company has an investment portfolio, owns the headquarters property and is responsible for corporate borrowings and shareholder dividends.

The Cincinnati Insurance Company owns 100% of four additional insurance subsidiaries. Our standard market property casualty insurance group includes two of those subsidiaries – The Cincinnati Casualty Company and The Cincinnati Indemnity Company. This group writes a broad range of business, homeowner and auto policies. The Cincinnati Insurance Company also conducts the business of our reinsurance assumed operations, known as Cincinnati Re®. Other subsidiaries of The Cincinnati Insurance Company include: The Cincinnati Life Insurance Company (Cincinnati Life), which provides life insurance policies and fixed annuities; and The Cincinnati Specialty Underwriters Insurance Company (Cincinnati Specialty Underwriters), which offers excess and surplus lines insurance products. In this report and elsewhere we often refer to any or all of these five companies as The Cincinnati Insurance Companies.

Cincinnati Global owns 100% of Cincinnati Global Underwriting Agency Ltd.TM, a London-based, global specialty underwriter for Lloyd's Syndicate 318, and Cincinnati Global Dedicated No. 2 Ltd.TM, a Lloyd’s corporate member and vehicle through which capital is provided by Cincinnati Financial Corporation and third-party names at Lloyd’s.

The two noninsurance subsidiaries of Cincinnati Financial Corporation are CSU Producer Resources, which offers insurance brokerage services to our independent agencies so their clients can access our excess and surplus lines insurance products; and CFC Investment Company, which offers commercial leasing and financing services to our agencies, their clients and other customers.

Our filings with the U.S. Securities and Exchange Commission (SEC) are available on our website,

cinfin.com/investors, as soon as possible after they have been filed with the SEC. Reports filed with the SEC may also be viewed at sec.gov. These filings include annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934. In this report we reference various websites. These websites, including our own, are not incorporated by reference in this Annual Report on Form 10-K. These websites, including our own, are not incorporated by reference in this Prospectus. See page 18, “Where You Can Find More Information.”

RISK FACTORS

An investment in the common stock involves risks. Before deciding whether to purchase any shares of common stock, you should consider the risks discussed below or elsewhere in this Prospectus, including those set forth under the heading “Safe Harbor Statement” below, and in our filings with the SEC that we have incorporated by reference into this Prospectus.

Any of the risks discussed below or elsewhere in this Prospectus or in our SEC filings incorporated by reference, and other risks we have not anticipated or discussed, could have a material impact on our business, financial condition or results of operations. In that case, the trading price of the common stock could decline substantially.

You will not know the price of our common stock at the time you make an investment decision.

Although we describe generally in this prospectus how the price of any common stock you purchase will be determined, you will not know the price of the common stock you are purchasing under the plan at the time you authorize the investment or elect to have your dividends reinvested.

The price of our common stock may fluctuate significantly, and this may make it difficult for you to resell any shares of the common stock when you want or at prices you find attractive.

The price of our common stock on the Nasdaq Global Select Market constantly changes. We expect that the market price of our common stock will continue to fluctuate.

In addition, the stock markets from time to time experience price and volume fluctuations that may be unrelated or disproportionate to the operating performance of companies and that may be extreme. These fluctuations may adversely affect the trading price of our common stock, regardless of our actual operating performance.

Future sales of our common stock or equity-related securities in the public market could adversely affect the trading price of our common stock and our ability to raise funds in new stock offerings.

In the future, we may sell additional shares of our common stock to raise capital. In addition, shares of our common stock are reserved for issuance on the exercise of stock options, the vesting of restricted stock units and other various instruments. We cannot predict the size of future issuances or the effect, if any, that they may have on the market price for our common stock. Sales of significant amounts of the common stock or equity-related securities in the public market, or the perception that such sales will occur, could adversely affect prevailing trading prices of the common stock and could impair our ability to raise capital through future offerings of equity or equity-related securities. Future sales of shares of our common stock or the availability of shares of our common stock for future sale could adversely affect the trading price of our common stock.

You should also carefully consider the additional risks and uncertainties described in Part I, Item 1A of our Annual Report on Form 10-K for the year-ended December 31, 2019, as well as our other public filings, which additional risks are incorporated by reference in this Prospectus.

SAFE HARBOR STATEMENT

This is our “Safe Harbor” statement under the Private Securities Litigation Reform Act of 1995. Our business is subject to certain risks and uncertainties that may cause actual results to differ materially from those suggested by the forward-looking statements in this report. Some of those risks and uncertainties are discussed in our 2019

Annual Report on Form 10-K, Item 1A, Risk Factors and Item 1A, Risk Factors in our subsequent Quarterly Reports on Form 10-Q.
Factors that could cause or contribute to such differences include, but are not limited to:
•Effects of the COVID-19 pandemic that could affect results for reasons such as:
•Securities market disruption or volatility and related effects such as decreased economic activity that affect the company’s investment portfolio and book value
•An unusually high level of claims in our insurance or reinsurance operations that increase litigation-related expenses
•An unusually high level of insurance losses, including risk of legislation or court decisions extending business interruption insurance in commercial property coverage forms to cover claims for pure economic loss related to the COVID-19 pandemic
•Decreased premium revenue and cash flow from disruption to our distribution channel of independent agents, consumer self-isolation, travel limitations, business restrictions and decreased economic activity
•Inability of our workforce, agencies or vendors to perform necessary business functions
•Unusually high levels of catastrophe losses due to risk concentrations, changes in weather patterns, environmental events, terrorism incidents or other causes
•Increased frequency and/or severity of claims or development of claims that are unforeseen at the time of policy issuance
•Inadequate estimates, assumptions or reliance on third-party data used for critical accounting estimates
•Declines in overall stock market values negatively affecting the company’s equity portfolio and book value
•Prolonged low interest rate environment or other factors that limit the company’s ability to generate growth in investment income or interest rate fluctuations that result in declining values of fixed-maturity investments, including declines in accounts in which we hold bank-owned life insurance contract assets
•Domestic and global events resulting in capital market or credit market uncertainty, followed by prolonged periods of economic instability or recession, that lead to:
•Significant or prolonged decline in the fair value of a particular security or group of securities and impairment of the asset(s)
•Significant decline in investment income due to reduced or eliminated dividend payouts from a particular security or group of securities
•Significant rise in losses from surety and director and officer policies written for financial institutions or other insured entities
•Our inability to integrate Cincinnati Global and its subsidiaries into our on-going operations, or disruptions to our on-going operations due to such integration
•Recession or other economic conditions resulting in lower demand for insurance products or increased payment delinquencies
•Difficulties with technology or data security breaches, including cyberattacks, that could negatively affect our business; disrupt our relationships with agents, policyholders and others; cause reputational damage, mitigation expenses and data loss and expose us to liability under federal and state laws
•Disruption of the insurance market caused by technology innovations such as driverless cars that could decrease consumer demand for insurance products
•Delays, inadequate data developed internally or from third parties, or performance inadequacies from ongoing development and implementation of underwriting and pricing methods, including telematics and other usage-based insurance methods, or technology projects and enhancements expected to increase our pricing accuracy, underwriting profit and competitiveness
•Increased competition that could result in a significant reduction in the company’s premium volume
•Changing consumer insurance-buying habits and consolidation of independent insurance agencies that could alter our competitive advantages
•Inability to obtain adequate ceded reinsurance on acceptable terms, amount of reinsurance coverage purchased, financial strength of reinsurers and the potential for nonpayment or delay in payment by reinsurers

•Inability to defer policy acquisition costs for any business segment if pricing and loss trends would lead management to conclude that segment could not achieve sustainable profitability
•Inability of our subsidiaries to pay dividends consistent with current or past levels
•Events or conditions that could weaken or harm the company’s relationships with its independent agencies and hamper opportunities to add new agencies, resulting in limitations on the company’s opportunities for growth, such as:
•Downgrades of the company’s financial strength ratings
•Concerns that doing business with the company is too difficult
•Perceptions that the company’s level of service, particularly claims service, is no longer a distinguishing characteristic in the marketplace
•Inability or unwillingness to nimbly develop and introduce coverage product updates and innovations that our competitors offer and consumers expect to find in the marketplace
•Actions of insurance departments, state attorneys general or other regulatory agencies, including a change to a federal system of regulation from a state-based system, that:
•Impose new obligations on us that increase our expenses or change the assumptions underlying our critical accounting estimates
•Place the insurance industry under greater regulatory scrutiny or result in new statutes, rules and regulations
•Restrict our ability to exit or reduce writings of unprofitable coverages or lines of business
•Add assessments for guaranty funds, other insurancerelated assessments or mandatory reinsurance arrangements; or that impair our ability to recover such assessments through future surcharges or other rate changes
•Increase our provision for federal income taxes due to changes in tax law
•Increase our other expenses
•Limit our ability to set fair, adequate and reasonable rates
•Place us at a disadvantage in the marketplace
•Restrict our ability to execute our business model, including the way we compensate agents
•Adverse outcomes from litigation or administrative proceedings
•Events or actions, including unauthorized intentional circumvention of controls, that reduce the company’s future ability to maintain effective internal control over financial reporting under the Sarbanes-Oxley Act of 2002
•Unforeseen departure of certain executive officers or other key employees due to retirement, health or other causes that could interrupt progress toward important strategic goals or diminish the effectiveness of certain longstanding relationships with insurance agents and others
•Events, such as an epidemic, pandemic, natural catastrophe or terrorism, that could hamper our ability to assemble our workforce at our headquarters location
Further, the company’s insurance businesses are subject to the effects of changing social, global, economic and regulatory environments. Public and regulatory initiatives have included efforts to adversely influence and restrict premium rates, restrict the ability to cancel policies, impose underwriting standards and expand overall regulation. The company also is subject to public and regulatory initiatives that can affect the market value for its common stock, such as measures affecting corporate financial reporting and governance. The ultimate changes and eventual effects, if any, of these initiatives are uncertain.

DIRECT REGISTRATION

We are eligible to participate in the Direct Registration System (DRS). DRS is a method of recording shares of stock in book-entry form. Book entry means that your shares are registered in your name on our books without the need for physical certificates and are held separately from any plan shares you may own. Shares held in book-entry form have all the traditional rights and privileges as shares held in certificate form. With DRS you can:

•	eliminate the risk and cost of storing certificates in a secure place
•	eliminate the cost associated with replacing lost, stolen or destroyed certificates
•	move shares electronically to a broker or to other registered accounts.

Any future share transactions will be issued in book entry form rather than physical certificates unless you specify otherwise. You may convert any stock certificate(s) you are currently holding into book-entry form by sending the stock certificate(s) to EQ Shareowner Services with a request to deposit them to your DRS account or your plan account. There is no cost to you for this custodial service and by doing so you will be relieved of the responsibility for loss or theft of your certificate(s). Your certificate(s) should not be endorsed, and we recommend sending your certificate(s) registered mail, insured for 4 percent of the current market value of the shares.
You may choose to have a portion or all of your book-entry or plan shares delivered directly to your broker by contacting your broker/dealer. When using your broker to facilitate a share movement, please provide the broker with a copy of your DRS account statement.

ABOUT THE PLAN

1. What is the Cincinnati Financial Corporation Shareholder Investment Plan?
The Cincinnati Financial Corporation Shareholder Investment Plan is a direct stock purchase and dividend reinvestment plan that enables new investors to make an initial investment in our common stock and existing investors to increase their holdings of our common stock. Participants can purchase our common stock with optional cash investments and cash dividends. By participating in the plan, you authorize the use of your cash dividends on common stock for the purchase of additional shares of common stock.
2. Who is the transfer agent for Cincinnati Financial Corporation?
Cincinnati Financial Corporation has appointed Equiniti Trust Company d/b/a EQ Shareowner Services (EQ) as its transfer agent and dividend disbursing agent and to administer Cincinnati Financial Corporation’s Shareholder Investment Plan. EQ is not an affiliate of Cincinnati Financial Corporation or its subsidiaries.
3. What features does the plan offer?

•	Initial investment/Enrollment (page 8). If you are not currently a shareholder, you can make an initial investment in our common stock, starting with as little as $25.

•
Purchase/Optional cash investments (page 9). You can increase your holdings of our common stock through optional cash investments of $25 or more, up to $250,000 per year. You can make optional cash investments by check, one-time electronic funds withdrawal from your bank account or by authorizing automatic monthly deductions from your bank checking or savings account. To take advantage of the automatic feature, your financial institution must be a member of the Automated Clearing House (ACH).

•
Automatic dividend reinvestment (page 11). You can also increase your holdings of our common stock through automatic reinvestment of your cash dividends. In order to participate in the plan, you must elect to reinvest at least 10 percent of the dividends paid on any plan shares.

•	Automated transactions (page 11). You can execute many of your plan transactions online at shareowneronline.com.
•	Share safekeeping (page 12). You can deposit your common stock certificates for safekeeping in the plan or a DRS account with EQ.
Minimum optional cash investment for associates is the same – must invest at least $25.00.
Refer to question 8 below for details about fees charged for these transactions and services.
4. Who is the plan administrator and what does the plan administrator do?
Equiniti Trust Company d/b/a EQ Shareowner Services (EQ) is the plan administrator and will make investments in accordance with the Plan Prospectus. EQ may forward participants’ funds to the broker/dealer for open market purchases. EQ also keeps account records, sends account statements to participants and performs other administrative duties related to the plan.
EQ is responsible for purchasing and selling Cincinnati Financial common stock for participants’ plan accounts, including the selection of the broker or dealer through which plan transactions are made. Neither Cincinnati Financial nor EQ has any control over the times or prices at which the broker/dealer purchases or sells our common stock in the open market.
5. How do I enroll in the plan if I am already a Cincinnati Financial Corporation shareholder?

If you are a Cincinnati Financial shareholder of record – that is, your shares are registered in your name, not your broker’s or bank’s name – you can enroll online (see question 16 below) or by completing and returning the Account Authorization Form.
6. How do I enroll if I am not currently a Cincinnati Financial shareholder?
If you do not currently have any Cincinnati Financial common stock registered in your name, you can enroll online (see question 16 below) or by completing and returning the Account Authorization Form. When you enroll, you will be required to make an initial investment of at least $25 (but not more than $250,000), or authorize automatic monthly bank withdrawals of at least $25 each. If making your initial investment by check, your check for your initial investment and account setup fee should be made payable to EQ Shareowner Services in United States funds drawn on a U.S. or Canadian financial institute. Coin and currency, money orders, traveler’s checks and third party checks will not be accepted. Initial cash investment and optional cash investments need to be received at least one business day prior to the Investment Date.

7. How do I enroll if my shares are held other than in my name?
If your Cincinnati Financial shares are registered in the name of a bank, broker or other nominee, simply arrange for the bank, broker or other nominee to register in your name the number of shares of our common stock that you want to include in the plan. You can then enroll as a shareholder of record, as described above. Alternatively, if you do not want to re-register your shares, you can enroll in the plan in the same way as someone who is not currently a Cincinnati Financial shareholder, as described above. This will create a registered account in addition to your brokerage/bank account.

8. What are the fees associated with participation?
Summary
Minimum cash investments
Minimum one-time initial purchase for new investors*                    $25.00
Minimum one-time optional cash investment                            $25.00
Minimum recurring automatic investments                            $25.00
Maximum cash investments
Maximum Annual investment                             $250,000.00
Dividend reinvestment options
Reinvest options                                     Full and Partial
Fees
Investment fees
Initial enrollment (new investors only)                         Company Paid
Dividend reinvestment                                 Company Paid
Check investment                                      Company Paid
One-time automatic investment                             Company Paid
Recurring automatic investment                             Company Paid
Dividend purchase broker commission per share                          $0.06
Optional cash purchase broker commission per share                           $0.06
Sales fees
Batch Order                                        $10.00
Market Order                                        $25.00
Limit Order per transaction (Day/GTD/GTC)                        $30.00
Stop Order                                        $30.00
Sale trading commission per share                                  $0.08
Direct deposit of sale proceeds                                 $5.00
Other fees
Certificate issuance                                 Company Paid
Certificate deposit                                 Company Paid
Returned check / Rejected automatic bank withdrawals                 $35.00 per item
Prior year duplicate statements                             $15.00 per year

Any brokerage charges incurred on sales and purchases are passed through to participants and are reflected in the price per share purchased/sold. Current brokerage charges on sales and purchases are approximately $0.08/share but are subject to change at any time without prior notice.
Fee structure and payment setup may be different for associates of the company.
We can change the fee structure of the plan at any time. We will give you notice of any fee changes prior to the changes becoming effective.
Transaction fees and brokerage commissions are deducted from sale proceeds.
9. What are my options for additional cash investments?
You can make optional cash investments at any time by check or by automatic bank withdrawals from a designated United States bank account. Each investment, except as indicated below, can be for as little as $25. Your total investment for any calendar year is limited to $250,000.
Check. If you are not currently a registered shareholder of our common stock, you may make your initial investment via check. The minimum investment amount is $25.
To make an investment by check, complete and return an Account Authorization Form together with your payment. Your check must be made payable EQ Shareowner Services in U.S. dollars and drawn on a U.S. or Canadian financial institution. EQ must receive your payment at least one business days prior to an investment date; otherwise, your payment is invested on the next investment date. No interest is paid on your payment pending its investment in our common stock.
Electronic Investment – One-Time Transaction. If you are not currently a registered shareholder of our common stock, you may make your initial investment via a one-time, automatic debit from a designated U.S. or Canadian financial institution. The minimum investment amount is $25. To authorize a one-time electronic investment, complete the appropriate section of the Account Authorization Form and return it to EQ with a voided blank check for a checking account or blank savings deposit slip for a savings account. Indicate on the form if the account is a checking or savings account. This electronic debit (withdrawal) is processed as soon as practicable after the completed form is received by EQ Shareowner Services.
Automatic Electronic Investments – Recurring Monthly. You can also make investments by automatic monthly debit from a designated U.S. or Canadian financial institution checking or savings account at a qualified financial institution. Your account will be debited on or about the 5th and/or 20th of each month or, if that day is not a business day, the next business day. The funds will be invested on the next investment date after your account is debited. To authorize automatic investments, complete the appropriate section of the Account Authorization Form and return it to EQ with a voided blank check for a checking account or blank savings deposit slip for a savings account. If you have established automated privileges, you can also authorize automatic monthly investments online (see question 16 below). Your automatic monthly investment will begin as soon as practicable after EQ receives your completed Account Authorization Form.
Shares purchased under the plan will purchase full and fractional shares, computed to three decimal places.
Account Authorization Forms are available for printing on the company website at shareowneronline.com or can be obtained by contacting EQ at 866-638-6443.
Non-officer associates of the company may use the payroll deduction feature to purchase shares through the Stock Loan Program. The Associate Loan Payroll Authorization Form must be initiated through the company’s intranet. To change any aspect of your payroll deduction selection, complete and return the loan payroll change form found on the company’s intranet.
You can change the amount of your monthly investment or stop your monthly investment altogether by completing an Account Authorization Form and returning it to EQ or, if you have established automated privileges, by going online (see question 16 below). Your change or termination request must be received at least 15 business days prior to an investment date for the change to be effective for that investment date. You may obtain the return of any cash investment upon request received by EQ on or before the second business day prior to the date on which it is to be invested.
Refer to question 13 below for a discussion of optional cash investment dates.

No interest is paid on your payment pending its investment in our common stock. If any optional cash investment, whether by check or automatic withdrawal, is returned for any reason, EQ will remove from your account any shares purchased upon prior credit of such funds and sell these shares. EQ may sell other shares in the account to cover a returned funds fee for each optional cash investment returned unpaid for any reason and may sell additional shares as necessary to cover any market loss incurred and any return fees charged by the returning bank.
Please note, by enrolling and participating in direct investments as part of this plan, you must also agree to automatically reinvest 10 percent of any dividends on the plan shares.
10. What are my dividend reinvestment options?
The Account Authorization Form provides options for shareholders to participate in the plan. As a participant in the plan, you may elect to reinvest all or part of the dividends from your Common Stock for the purchase of additional shares. You must select one of the dividend options on the Account Authorization Form. If you complete and return an Account Authorization Form without selecting a dividend option, your dividends will automatically be fully reinvested to purchase additional shares. Reinvestment or payment of your dividends will be subject to any applicable U.S. withholding taxes.

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Full Dividend Reinvestment. All cash dividends payable on shares of our Common Stock held in the plan, along with any shares held through book-entry Direct Registration Shares (DRS), will be used to purchase additional shares. Under this option, a participant will not receive any cash dividend declared on our Common Stock; instead, all dividends will be reinvested. Whole and fractional shares will be allocated to the participant’s plan account.

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Partial Dividend Reinvestment. A participant may elect to reinvest a portion of the dividend and receive the remainder in cash. The percentage elected will be applied against the total shares held in the plan, along with any shares held through DRS. A participant may elect percentages from 10%-90%, in increments of 10%. The cash portion of dividends will be sent by check unless the participant has elected to have those dividends deposited directly to a designated bank account.

An example of partial reinvestment by percentage: A participant has a total of 150 shares; 120 shares are held in the plan and 30 shares held through DRS. The participant chooses to have 50% of the total dividend reinvested. This will equate to 75 shares having dividends reinvested and 75 shares having dividends paid in cash.

If you elect not to have any of your cash dividends reinvested, your plan shares are moved out of the plan to a book entry position in your DRS account and any fractional share is sold and the proceeds distributed to you. DRS is a securities industry initiative that provides for electronic direct registration of securities on our books, in your existing company account and allows shares to be transferred between the company and your broker electronically.
You may change your reinvestment option at any time by going online, or sending written notice to EQ by mail (see questions 16 and 23 below). Notices received on or before a dividend record date are effective for that cash dividend. Notices received after a dividend record date are not effective until after that cash dividend has been paid.
11. Do I have all shareholder rights on shares purchased for me in the plan?
Yes. For all shares of our common stock that you purchase under the plan, you receive all stock splits and stock dividends that any of our shareholders receive. In addition, you are permitted to vote all shares of common stock that you hold in the plan as of proxy record date.
12. When are dividends paid?
Historically, Cincinnati Financial has paid dividends on the 15th or next business day of April, July, October and January to shareholders of record around the 20th day of March, June, September and December, respectively. The dividend payment date and dividend record dates are determined by our board of directors and vary slightly from year to year. In addition, the dividend payment date and dividend record dates may change more significantly in the future. To reinvest your cash dividends, EQ must receive your Account Authorization Form authorizing dividend reinvestment on or before the dividend record date.

The payment of dividends on our common stock is at the discretion of the company’s board of directors. There is no guarantee that Cincinnati Financial will pay dividends in the future. The timing and amount of future dividends, if any, will depend on earnings, cash requirements, the financial condition of Cincinnati Financial and its subsidiaries, applicable government regulations and other factors deemed relevant by the Cincinnati Financial board of directors.
13. When does EQ purchase shares?
Optional Cash Investments. Optional cash investments are made on:

•	Friday of each week or, if the Nasdaq Global Select Market is not open on Friday, the next business day the market is open, or

•	dividend payment date or, if the Nasdaq Global Select Market is not open on the dividend payment date, the next business day the market is open, when the purchase request is received in the same week a dividend is paid.
Dividend Reinvestment. Cash dividends are reinvested on the applicable dividend payment date or, if the Nasdaq Global Select Market is not open on the dividend payment date, the next business day the market is open.
Shares are purchased and sold for the plan on specified dates or during specified periods. As a result, you do not have any control over the price at which shares are purchased or sold for your account, and you may pay a higher purchase price or receive a lower sales price than if you had purchased or sold the shares outside of the plan. You bear the risk of fluctuations in the price of our common stock. No interest is paid on funds held by the plan administrator pending their investment. All optional cash investments, including the initial cash investment, are subject to collection by EQ of the full face value in U.S. funds.
14. How does EQ buy the shares?
EQ may purchase our common stock from Cincinnati Financial or use an independent broker/dealer to buy the shares in the open market or in negotiated transactions. Cincinnati Financial determines the method.
15. At what price does EQ purchase the shares?
Open Market Purchases. If the shares are purchased in the open market or in a negotiated transaction, your purchase price is the weighted average purchase price per share for all shares purchased for that investment date. The broker/dealer purchases shares as soon as practicable, and in no event more than five business days, after the applicable investment date.
Purchases from Cincinnati Financial. If the shares are purchased from Cincinnati Financial, your purchase price is the closing price of our common stock on the Nasdaq Global Select Market for that investment date. If the Nasdaq Global Select Market is closed on that date, then the price is the closing price of our common stock on the Nasdaq Global Select Market for the next business day the market is open.
EQ may commingle your funds with those of other participants for purposes of forwarding purchase orders to the independent broker/dealer. Also, purchase and sale orders for the same investment date may be offset, forwarding to the broker/dealer the net purchase or sale requirement. Because the prices at which shares are purchased under the plan are beyond your control, you may lose any advantage otherwise available from being able to select the timing of your investment.
EQ maintains control over the times when and the prices at which it purchases or sells shares of common stock for the plan. Each day the administrator purchases common shares for the plan is an “investment date.”
16. May I enroll, view my account information and execute transactions online?
EQ maintains an Internet website at shareowneronline.com that allows you to enroll online; to view your account balance, recent plan transactions and other helpful information; and to update your personal information. Once you have enrolled, you can also:

•	enroll in the plan;
•	sell some or all of the shares of our common stock credited to your account under the plan;
•	make optional cash investments as a onetime event or as a recurring event; or
•	terminate your participation in the plan.

Certain restrictions may apply. Please contact EQ with questions concerning your Internet privileges.
17. Will I receive a statement of my account?
Yes. EQ reports the number of shares you hold in the account, the shares for which any dividends are reinvested, dividends paid to you, a history of the transactions during the period and fees paid. These statements are your record of the cost basis of your transactions and should be kept for tax purposes. An account statement will be sent to you at least annually and, at the discretion of the company, as soon as practicable after each quarterly dividend reinvestment and after each optional cash investment, any transfer, sale or withdrawal of plan shares. You may also request a statement to be mailed to you.
Participants can also enroll in online access at shareowneronline.com. Once enrolled, participants may then view transactions and statements online. All notices, statements and reports are sent to your last known address. Many states have enacted abandoned property laws that may require the company, the custodian or the agent to remit to the state all stock and dividends held in the plan accounts for which the owner cannot be located. Accordingly, you should promptly notify EQ of any change of address.
18. Will I receive stock certificates for my plan shares?
Each share purchase is credited to your plan account. Your account statement shows the number of shares of our common stock, including any fractional share, credited to your account. You do not receive a certificate for your plan shares unless you request one. You can request a certificate by submitting your request in writing to EQ (see question 23 below for the mailing address). Certificates for fractional shares are never issued.
19. Can I deposit share certificates for safekeeping?
You can at any time, including when you first enroll, deposit Cincinnati Financial common stock certificates registered in your name with EQ for safekeeping, at no cost to you. To use this service, you must send your certificates to EQ with a properly completed Certificate Safekeeping Form. Shares represented by certificates that you deposit are included in book entry form in your plan account and thereafter are treated as if acquired under the plan. You are responsible for maintaining your own records of the cost basis of certificated shares deposited in your plan account. If your shares are currently registered in street or other nominee name and you wish to participate in the plan, you may be able to electronically transfer these shares from your existing account to a plan account by contacting your broker.
Please do not endorse your certificates. You are strongly urged to send your certificates by certified or registered mail, insuring them for 4 percent of the current market value of the common stock represented by the certificates. Regardless of the method used, you bear the full risk of loss if the certificates are lost or stolen.
Optional Mail Loss Insurance
The participant is advised that choosing registered, express or certified mail alone will not provide full protection, should the certificates become lost or stolen. Mail loss insurance provides the coverage needed to replace and reissue the shares should they become lost or stolen through the mail. As the plan administrator, EQ can provide low-cost loss insurance for certificates being returned for conversion to book-entry form. Replacement transaction fees may also apply.
To take advantage of the optional mail loss insurance, simply include a check in the amount of $10.00, made payable to ‘EQ Surety Program’, along with the certificates and instructions. Choose an accountable mail delivery service such as Federal Express, United Parcel Service, DHL, Express Mail, Purolator, TNT, or United States Postal Service Registered Mail. Any single shipping package may not contain certificates exceeding a total value of $100,000. The value of certificate shares is based on the closing market price of the common stock on the trading day prior to the documented mail date.
Claims related to lost certificates under this service must be made within 60 days of the documented delivery service mail date. A copy of the certificate(s) mailed, along with proof that it was sent by trackable mail should be submitted with the claim. This is specific coverage for the purpose of converting shares to book-entry form and the surety is not intended to cover certificates being tendered for certificate breakdown or exchange for other certificates.

20. Can I transfer my plan shares to someone else?
You can transfer your plan shares to a plan account of another person, subject to compliance with any applicable laws. If the person to whom the shares are gifted or transferred is not a plan participant, EQ automatically opens an account for the person and enrolls him or her in the plan. To transfer shares to someone not already participating in the plan, simply execute a Stock Power Form and return it to EQ. Your signature on the Stock Power Form must be Medallion guaranteed by a financial institution that is a member of a recognized Medallion signature guarantee program. If the transferee is not already a registered shareholder or a plan participant, the donor may make a reinvestment election for the transferee at the time of the transfer. If the donor does not make a reinvestment election, then full dividend reinvestment is assumed for all the transferred shares. You can obtain a Stock Power Form online at shareowneronline.com or by contacting EQ by phone at 866-638-6443. If you request to transfer all shares in your plan account between a dividend record date and payable date, your transfer request is processed but your plan account is not terminated. You may receive additional dividend reinvestment shares, which requires you to submit a written request to transfer the additional shares.
You cannot pledge or grant a security interest in your plan shares or transfer your plan shares outside of the plan unless you request your plan shares to be issued in the participant’s name.
21. How do I sell my plan shares?
You may request that EQ facilitate the sale of some or all of the shares held in your plan account. Sales under the plan are usually made through an affiliated broker of EQ, who will receive a brokerage commission per share sold to be deducted from the cash proceeds paid to you. Typically, the shares are sold through the exchange on which the Common Shares are traded. Depending on the number of shares to be sold and current trading volume, sale transactions may be completed in multiple transactions and over the course of more than one day. All sales are subject to market conditions, system availability, restrictions and other factors. The actual sale date, time or price received for any shares sold through the plan cannot be guaranteed.
Participants may instruct EQ to sell shares under the plan through a Batch Order, Market Order, Day Limit Order, Good-’Til-Date/Canceled Limit Order or Stop Order, however all sales options may not be available at all times.
Batch Order (online, telephone, mail) – EQ will combine each request to sell through the plan with other plan participant sale requests for a Batch Order. Shares are then periodically submitted in bulk to a broker for sale on the open market. Shares will be sold no later than five business days (except where deferral is necessary under state or federal regulations). Bulk sales may be executed in multiple transactions and over more than one day depending on the number of shares being sold and current trading volumes. Once entered, a Batch Order request cannot be canceled.
Market Order (online or telephone) – The participant’s request to sell shares in a Market Order will be at the prevailing market price when the trade is executed. If such an order is placed during market hours, EQ will promptly submit the shares to a broker for sale on the open market. Once entered, a Market Order request cannot be canceled. Sales requests submitted near the close of the market may be executed on the next trading day, along with other requests received after market close.
Day Limit Order (online or telephone) – The participant’s request to sell shares in a Day Limit Order will be promptly submitted by EQ to a broker. The broker will execute as a Market Order when and if the stock reaches or exceeds the specified price on the day the order was placed (for orders placed outside of market hours, the next trading day). The order is automatically canceled if the price is not met by the end of that trading day. Depending on the number of shares being sold and current trading volumes, the order may only be partially filled and the remainder of the order canceled. Once entered, a Day Limit Order request cannot be canceled by the participant.
Good-’Til-Date/Canceled (GTD/GTC) Limit Order (online or telephone) – A GTD/GTC Limit Order request will be promptly submitted by EQ to a broker. The broker will execute as a Market Order when and if the stock reaches or exceeds the specified price at any time while the order remains open (up to the date requested or 90 days for GTC). Depending on the number of shares being sold and current trading volumes, sales may be executed in multiple transactions and may be traded on more than one day. The order or any unexecuted portion will be automatically canceled if the price is not met by the end of the order period. The order may also be canceled by the applicable stock exchange or the participant.
Stop Order (online or telephone) – EQ will promptly submit a participant’s request to sell shares in a Stop Order to a broker. A sale will be executed when the stock reaches a specified price, at which time the Stop Order becomes a Market Order and the sale will be at the prevailing market price when the trade is executed. The price specified in the order must be below the current market price (generally used to limit a market loss).
Alternatively, you may choose to sell shares in your plan account through a broker of your choice, in which case you should contact your broker about transferring shares from your plan account to your brokerage account.
Proceeds from sales made under the plan will be net of any fees to be paid by the participant. EQ will deduct any fees or applicable tax withholding from the sale proceeds. Sales processed on accounts without a valid Form W-9 for U.S. citizens or Form W-8BEN or Form W-8BEN-E, as applicable, for non-U.S. citizens may be subject to U.S. Federal withholding taxes. Withholding taxes can be avoided by furnishing the appropriate and valid form prior to the sale. Forms are available online at shareowneronline.com. Please see “What are the U.S. federal income tax consequences of participating in the plan?” below for more information regarding the tax basis of shares acquired through the plan.
A check for the proceeds of the sale of shares (in U.S. dollars), less applicable taxes and fees, will generally be mailed by first class mail as soon as administratively possible after settlement date. If a participant submits a request to sell all or part of plan shares, and the participant requests net proceeds to be automatically deposited to a checking or savings account, the participant must provide a voided blank check for a checking account or blank savings deposit slip for a savings account. If the participant is unable to provide a voided check or deposit slip, the participant’s written request must have the participant’s signature(s) Medallion guaranteed by an eligible financial institution for direct deposit. Requests for automatic deposit of sale proceeds that do not provide the required documentation will not be processed and a check for the net proceeds will be issued. To sell shares through a broker of their choice, the participant may request the broker to transfer shares electronically from the plan account to their brokerage account.
Our share price may fluctuate between the time the sale request is received and the time the sale is completed on the open market. EQ will not be liable for any claim arising out of failure to sell on a certain date or at a specific price. Neither EQ nor any of its affiliates will provide any investment recommendations or investment advice with respect to transactions made through the plan. This risk should be evaluated by the participant and is a risk that is borne solely by the participant.
Associates participating in the Stock Loan Program or those associates who require company approval to sell will only have the below option when selling shares.
Batch Order (online, telephone, mail) – EQ will combine each request to sell through the plan with other plan participant sale requests for a Batch Order. Shares are then periodically submitted in bulk to a broker for sale on the open market. Shares will be sold no later than five business days (except where deferral is necessary under state or federal regulations). Bulk sales may be executed in multiple transactions and over more than one day depending on the number of shares being sold and current trading volumes. Once entered, a Batch Order request cannot be canceled.
If there is more than one individual owner on the plan account, all participants must authorize the transaction and sign the instruction.
As with purchases, EQ aggregates all requests to sell shares and then sells the total share amount on the open market through a broker. Sales will be made daily. EQ may, at its discretion, sell shares less frequently (but no later than five trading days after receipt) if the total number of shares to be sold is not sufficient.
The selling price will not be known until the sale is completed. Participants should be aware that the price may fluctuate during the period between a request for sale, its receipt by EQ, and the ultimate sale on the open market. Instructions sent to EQ may not be rescinded.

The proceeds of the sale, less an administrative fee of $10 and commission of $.08 per share, will be sent to you by check. Form 1099-B for income tax purposes will be mailed at year-end.
22. Can I leave the plan at any time?
Yes. You can close your plan account by completing and returning a Sale/Certificate Withdrawal Form or by sending a written request to EQ that includes the name of the plan and your account number. If you have previously established automated privileges, you can terminate your participation in the plan online at shareowneronline.com. If you have authorized automatic monthly bank withdrawals, EQ must receive your request at least two business days before the next scheduled investment date to ensure that the request is effective for that investment date. If your request to terminate from the plan is received more than three business days prior to a dividend payment date, the dividend will be paid to you in cash. If your request is received less than three business days prior to a dividend payment date, then that dividend will be reinvested. However, all subsequent dividends will be paid out in cash on all balances.
If you prefer to transfer your shares to your brokerage account, contact your broker to request the transfer using the Direct Registration System.
Upon termination of your participation in the plan, unless you request a Sale/Certificate Withdrawal Form that some or all of your plan shares be sold, EQ converts your full plan shares into direct registration and issues you a check, minus brokerage commissions and transaction fees, for any fractional share. If you use the Sale/Certificate Withdrawal Form to request that the broker/dealer sell some or all of your plan shares on your behalf, after settlement of the sale, EQ sends you a check in the amount of the net proceeds of the sale (plus the market value of any fractional plan share) and converts any whole plan shares not sold into direct registration. Refer to Question 21 above for a discussion of how plan shares are sold and Question 8 above for a discussion of brokerage commissions and transaction fees. A request to terminate participation in the plan is also treated as a request to cease any direct debits authorized.

After termination, you can re-enroll in the plan online or by submitting a new Shareholder Application Form and complying with all other enrollment procedures. To minimize unnecessary plan administrative costs and to encourage use of the plan as a long-term investment vehicle, Cincinnati Financial reserves the right to deny participation in the plan to previous participants who Cincinnati Financial or EQ believes have been excessive in their enrollment and termination.

The company reserves the right to terminate your participation in the plan if your plan account balance falls below one whole share of common stock. If the company terminates your participation for this reason, you receive a check for your fractional share in the same manner as if you had chosen to close your account in the plan.
23. How do I contact EQ?
Internet
shareowneronline.com
Available 24 hours a day, 7 days a week for access to account information and answers to many common questions and general inquiries.

To enroll in the Plan:
If you are an existing registered shareowner:
1. Go to shareowneronline.com
2. Select Register then Register for Online Access
3. Enter your Company Name, Authentication ID* and Account Number
*If you do not have your Authentication ID, select I don’t know and complete the online form to have it sent to you. For security, this number is required for first time sign on.

If you are a new investor:
1. Go to shareowneronline.com
2. Under Register then Buy Shares in a Company

3. Select Cincinnati Financial Corporation (CINF).
4. Invest in this company and follow the instructions to buy shares
Email
Go to shareowneronline.com and select Contact Us.
Telephone
1-866-638-6443 Toll-Free
651-450-4064 outside the United States
Shareowner Relations Specialists are available Monday through Friday, from 7:00 a.m. to 7:00 p.m. Central Time.
You may also access your account information 24 hours a day, 7 days a week using our automated voice response system.
Written correspondence and deposit of certificated shares*:
EQ Shareowner Services
P.O. Box 64856
St. Paul, MN 55164-0856
Certified and overnight delivery
EQ Shareowner Services
1110 Centre Pointe Curve, Suite 101
Mendota Heights, MN 55120-4100
24. What are the U.S. federal income tax consequences of participating in the plan?
The following is a brief summary of some of the principal U.S. federal income tax considerations applicable, as of the date of this Prospectus, to participation in the plan.
In general, participants in the plan have the same U.S. federal income tax consequences with respect to dividends as shareholders not participating in the plan. You are treated for U.S. federal income tax purposes as having received on each dividend payment date with respect to shares of Cincinnati Financial common stock held for you, a dividend equal to the full amount of the cash dividends payable on both the shares of our common stock registered in your own name and the Cincinnati Financial common stock held through the plan, even though the amount of dividends reinvested is not actually received in cash but is instead applied to the purchase of our common stock for your account under the plan. In addition, if at any point, Cincinnati Financial Corporation pays the commission on shares purchased in the open market, the participant would realize earned income that is treated as a distribution to you which is subject to income tax in the same manner as dividends. The sum of those amounts becomes your cost basis for those shares of our common stock.
Your statement of account under the plan shows the price per share to you of our common stock purchased with reinvested dividends. That price, which includes the brokerage commissions paid by us on your behalf on purchase under the plan of shares of our common stock, is the federal income tax cost basis to you of shares of our common stock acquired under the plan. Your statement of account also shows the date on which the shares of common stock purchased under the plan were credited to your account. Your holding period for our common stock purchased under the plan generally begins on the date following the date on which those shares of our common stock are credited to your plan account.
You receive an annual statement summarizing all the transactions in your account for that year. The year-end statement includes an Information Return summarizing dividend paid (1099-DIV) to you during the year. If applicable, you also receive an Information Return summarizing proceeds from sales transactions during the prior year (1099-B) or an Information Return for dividends paid on non-U.S. accounts (1042-S). EQ must provide copies of these Information Returns to the U.S. Internal Revenue Service. Although the company makes efforts to assist plan participants by providing periodic statements and other reports, plan participants have the ultimate responsibility for maintaining your own records for tax and other purposes.
Information forms (Forms 1099-DIV) are mailed to plan participants each year and set forth the taxable dividends and brokerage commissions reportable for U.S. federal income tax purposes. These dividends and brokerage commissions must be reported on your federal income tax return.

Reinvested dividends are not subject to withholding unless (1) you fail to give your Social Security or tax identification number to us, (2) the Internal Revenue Service notifies us that you are subject to tax withholding, or (3) you fail to certify, under penalties of perjury, that you are not subject to backup withholding if such certification is required. If you are a shareholder whose dividends are subject to tax withholding, we apply toward the purchase of our common stock under the plan an amount equal to the dividends being reinvested less the amount of tax required to be withheld. Your statement of account under the plan indicates the amount of tax withheld.
You do not recognize any taxable income upon receipt of a certificate for whole shares of common stock credited to your account under the plan, whether upon request for such a certificate, upon termination of your participation in the plan or upon termination of the plan. However, you may recognize a gain or loss upon receipt of a cash payment for whole shares of Cincinnati Financial common stock or a fractional common share credited to your account under the plan when that account is terminated by you, when shares of our common stock credited to your account under the plan are sold or when the plan is terminated. A gain or loss may also be recognized upon your disposition of the Cincinnati Financial common stock received from the plan. The amount of any such gain or loss is the difference between the amount received for the whole or fractional shares of our common stock and the cost basis of the Cincinnati Financial common stock. Generally, gain or loss recognized on the disposition of shares of our common stock acquired under the plan is treated for U.S. federal income tax purposes as a capital gain or loss and is long-term capital gain or loss if, as of the date of such disposition, the holding period with respect to the shares of Cincinnati Financial common stock sold exceeds one year.
The discussion above is a summary of the important United States federal income tax consequences of your participation in the plan. The summary is based on the Internal Revenue Code of 1986, as amended, United States Treasury Regulations, administrative rulings and court decisions, in effect as of the date of this Prospectus, all of which are subject to change at any time, possibly with retroactive effect. This summary is not a complete description of all of the tax consequences of your participation in the plan. For example, it does not address any state, local or foreign tax consequences of your participation. You should consult your own tax adviser about the tax consequences of your participation in the plan.
OTHER PLAN INFORMATION
Stock Dividends and Stock Splits. Stock dividends or split shares issued by Cincinnati Financial on plan shares are credited to your account. Stock dividends or split shares issued with respect to your certificated or direct registration shares will also be added to your plan account and are handled in the same manner as for shareholders who are not participating in the plan. Cash dividends paid on the shares issued as stock dividends or stock splits are processed in accordance with the dividend reinvestment option then elected. If EQ receives, between the record date and payable date for a stock distribution, a request for plan termination or a request to sell plan shares, the request is not processed until the stock distribution is credited to your account.
Dividend and Voting Rights. Dividend and voting rights of shares purchased under the plan commence upon settlement of the transaction, which normally is three business days after purchase. Shares purchased on or within two business days prior to a dividend record date are considered “ex-dividend” and therefore not entitled to payment of that dividend.
Voting of Plan Shares. Each shareholder entitled to vote at a meeting of shareholders is sent proxy materials before the meeting. You are encouraged to read the proxy statement carefully. You may vote online or by phone or by returning the signed, dated proxy material. The proxies will vote the shares in accordance with your instructions.
Limitation of Liability. In administering the plan, neither Cincinnati Financial, EQ nor any broker/dealer selected by EQ to execute purchases and sales on behalf of plan participants will be liable for any good faith act or good faith omission to act, including but not limited to any claim of liability (1) arising out of the failure to terminate a participant’s account upon such participant’s death prior to receipt of a notice in writing of such death from a duly authorized representative of the estate, (2) with respect to the prices or times at which our common stock is purchased or sold, or (3) as to the value of the Cincinnati Financial common stock acquired for participants.
EQ is acting solely as the agent of Cincinnati Financial and owes no duties, fiduciary or otherwise, to any other person by reason of the plan, and no implied duties, fiduciary or otherwise, will be read into the status of EQ under the plan. EQ undertakes to perform such duties and only such duties as are expressly described in this Prospectus to be performed by it, and no implied covenants or obligations will be read into the plan against the EQ or Cincinnati Financial.

In the absence of negligence or willful misconduct on its part, EQ, whether acting directly or through agents or attorneys, will not be liable for any action taken, suffered or omitted, or for any error of judgment made by it, in the performance of its duties under the plan. In no event will EQ be liable for special, indirect or consequential loss or damage of any kind whatsoever (including, but not limited to, lost profit), even if they have been advised of the likelihood of such loss or damage and regardless of the form of action.
EQ will not be required to make and will make no representations and have no responsibilities as to the validity, accuracy, value or genuineness of any signatures or endorsements, other than its own. In addition, they will not be obligated to take any legal action under the plan that might, in its judgment, involve any expense or liability, unless it has been furnished with reasonable indemnity.
EQ will not be responsible or liable for any failure or delay in the performance of its obligations under the plan arising out of or caused, directly or indirectly, by circumstances beyond its reasonable control, including, without limitation, acts of God; earthquakes; fires; floods; wars; civil or military disturbances; sabotage; epidemics; riots; interruptions, loss or malfunctions of utilities, computer (hardware or software) or communications services; accidents; labor disputes; acts of civil or military authority or governmental actions; it being understood that they will use reasonable efforts which are consistent with accepted practices in the banking industry to resume performance as soon as practicable under the circumstances.
EQ is authorized to choose a registered broker/dealer, including a broker/dealer affiliated with the Cincinnati Financial, at its sole discretion to facilitate purchases and sales of our common stock by plan participants. EQ will furnish the name of the registered broker/dealer, including any affiliated broker/dealer utilized in common share transactions within a reasonable time upon written request from a plan participant.
Modification or Termination of the Plan. Cincinnati Financial can suspend, modify or terminate the plan at any time in whole or in part or with respect to participants in certain jurisdictions. Notice of any suspension, material modification or termination will be sent to all affected participants.
Denial or Termination of Participation by Cincinnati Financial. EQ may terminate your participation in the plan if you do not own at least one full share in your name or held through the plan or in the event that you have not elected to reinvest at least 10 percent of all dividends on your plan shares in common shares of the company. Cincinnati Financial also reserves the right to deny, modify, suspend or terminate participation in the plan by otherwise eligible persons to the extent Cincinnati Financial deems it advisable or necessary in its discretion to comply with applicable laws or to eliminate practices that are not consistent with the purposes of the plan. Participants whose participation in the plan is terminated will have your full plan shares converted to direct registration and will receive a check less any service fees and broker commissions for any fractional plan share.
WHERE YOU CAN FIND MORE INFORMATION
Registration Statement
We have filed a registration statement on Form S-3 to register with the Securities and Exchange Commission the shares of our common stock to be offered for purchase by plan participants. This Prospectus is part of that registration statement. The registration statement, including the exhibits to the registration statement, contains additional relevant information about us and our common stock. As allowed by SEC rules, this Prospectus does not contain all of the information you can find in the registration statement or the exhibits to the registration statement.
Cincinnati Financial’s SEC Filings
We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet via the Investors section of the Cincinnati Financial website at www.cinfin.com and at the SEC’s website at www.sec.gov.
Information Incorporated by Reference
The SEC allows us to “incorporate by reference” into this Prospectus information that we file with the SEC. This means that we can satisfy our disclosure obligations to you by referring you to SEC documents that contain this information. Information contained in a document that is incorporated by reference is considered part of this Prospectus. Information contained in documents that we file with the SEC after the date of this Prospectus may update or supersede information in this Prospectus and information in documents incorporated by reference.

This Prospectus incorporates by reference the Cincinnati Financial SEC documents (or portions of them) set forth below (other than current reports on Form 8-K furnished pursuant to Item 2.02 or Item 7.01 of Form 8-K, unless otherwise indicated). All of the documents were filed under SEC File No. 000-04604.

• •	Annual Report on Form 10-K for the year-ended December 31, 2019; Quarterly Reports on Form 10-Q for the quarters-ended March 31, 2020, June 30, 2020 and September 30, 2020;

•	Current Reports on Form 8-K filed with the Securities and Exchange Commission on May 6, 2020 and August 6, 2020, September 9, 2020 and November 2, 2020; and

•
The description of our common stock, par value $2.00 per share, contained in Exhibit 4.8 of the Annual Report on Form 10-K for the year-ended December 31, 2019, and any other amendment or report filed for the purposes of updating such description.

All other documents filed by the company pursuant to Sections 13(a), 13(c) 14, or 15(d) of the Exchange Act (other than Current Reports on Form 8-K furnished pursuant to Item 2.02 or Item 7.01 of Form 8-K, unless otherwise indicated in those document) (i) subsequent to the date of the initial registration statement and prior to the effectiveness of the registration statement, and (ii) subsequent to the date of the effectiveness of this Prospectus and prior to the filing of a post-effective amendment which indicates that all securities offered through this plan have been sold or which deregisters all securities then remaining unsold shall be deemed to be a part of this plan document from the dates of filing of such reports and documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference in this plan document shall be deemed to be modified or suspended for purposes of the registration statement or this Prospectus to the extent that a statement contained in any subsequent prospectus or Prospectus or in any document subsequently filed with the SEC which also is or is deemed to be incorporated by reference in this document modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of the registration statement or this Prospectus. All documents incorporated by reference into the Form S-3 of which this Prospectus is a part are also incorporated by reference, unless the information in them is superseded by a later filing.

Documents Available Without Charge From Cincinnati Financial
Cincinnati Financial will provide, without charge, copies of any report incorporated by reference into this Prospectus, excluding exhibits other than those that are specifically incorporated by reference in this Prospectus. You can obtain a copy of any document incorporated by reference by writing or calling Cincinnati Financial as follows:
Cincinnati Financial Corporation
Investor Relations
P.O. Box 145496
Cincinnati, Ohio 45250-5496
Information on the Internet website of Cincinnati Financial or any subsidiary of Cincinnati Financial is not part of this Prospectus, and you should not rely on that information in making your investment decision unless that information is also in this Prospectus or has been expressly incorporated by reference into this Prospectus.
USE OF PROCEEDS
We receive proceeds from purchases of our common stock through the plan only if the purchases are made directly from us rather than by the broker/dealer in the open market. We use any such proceeds for general corporate purposes.
DESCRIPTION OF OUR COMMON STOCK
The following description of our common stock is based upon our Amended and Restated Articles of Incorporation (“Articles”), our Amended and Restated Code of Regulations (“Regulations”) and applicable provisions of law. We have summarized certain portions of the Articles and Regulations below. The summary is not complete and is subject to, and is qualified in its entirety by express reference to, the provisions of our Articles and Regulations.

Authorized Capital Stock

Under the Articles, Cincinnati Financial Corporation’s authorized capital stock consists of 500,000,000 shares of common stock, $2.00 par value.

Common Stock

Common Stock Outstanding. The outstanding shares of the Company’s common stock are duly authorized, validly issued, fully paid and nonassessable. The Company’s common stock is listed and principally traded on the Nasdaq Global Select Market under the ticker symbol “CINF.”

Voting Rights. Each holder of shares of the Company’s common stock is entitled to one vote for each share held of record on the applicable record date on all matters submitted to a vote of shareholders.

No Action by Shareholder Consent. Shareholders are not permitted under the Company’s Articles or Regulations to act by written consent in lieu of a meeting.

Power to Call Special Meeting. The Company’s Articles vest the power to call special meetings of shareholders in the Company’s Chief Executive Officer, board of directors or shareholders holding shares representing not less than 50% of the outstanding votes entitled to vote at the meeting.

Proxy Access Nominations. Under our Regulations, a shareholder (or a group of up to 20 shareholders) who has held at least 3% of our common stock for three years or more may nominate a director and have that nominee included in our proxy materials, provided that the shareholder and nominee satisfy the requirements specified in our Regulations. Any shareholder who intends to use these procedures to nominate a candidate for election to the board of directors for inclusion in our proxy statement must satisfy the requirements specified in our Regulations.

Dividend Rights. Holders of the Company’s common stock are entitled to receive dividends as may be declared from time to time by the Company’s board of directors out of funds legally available therefor.

Rights upon Liquidation. Holders of the Company’s common stock are entitled to share pro rata, upon any liquidation or dissolution of Cincinnati Financial Corporation, in all remaining assets available for distribution to shareholders after payment or providing for the Company’s liabilities.

Preemptive Rights. Holders of the Company’s common stock have no preemptive right to purchase, subscribe for or otherwise acquire any unissued or treasury shares or other securities.

Transfer Agent and Registrar. Equiniti Trust Company d/b/a EQ Shareowner Services is the transfer agent and registrar for the Company’s common stock.

Certain Anti-Takeover Effects of Ohio Law

Ohio Law. Certain provisions of Ohio law and our Articles may have the effect of discouraging or rendering more difficult an unsolicited acquisition of the company. The summary of these provisions may not contain all the information that is important to you and is subject to, and is qualified in its entirety by reference to, all sections of the Ohio Revised Code and our Articles. See “Where You Can Find More Information.”

Section 1701.831 of the Ohio Revised Code requires the prior authorization of the shareholders of certain corporations in order for any person to acquire, either directly or indirectly, shares of that corporation that would entitle the acquiring person to exercise or direct the exercise of 20% or more of the voting power of that corporation in the election of directors or to exceed specified other percentages of voting power. In the event an acquiring person proposes to make such an acquisition, the person is required to deliver to the corporation a statement disclosing, among other things, the number of shares owned, directly or indirectly, by the person, the range of voting power that may result from the proposed acquisition and the identity of the acquiring person. Within ten days after receipt of this statement, the corporation must call a special meeting of shareholders to vote on the proposed acquisition. The acquiring person may complete the proposed acquisition only if the acquisition is approved by the affirmative vote of the holders of at least a majority of the voting power of all shares entitled to vote in the election of directors represented at the meeting excluding the voting power of all “interested shares.” Interested shares include any shares held by the acquiring person and those held by officers and directors of the corporation.

Chapter 1704 of the Ohio Revised Code prohibits certain business combinations and transactions between an “issuing public corporation” and an “interested shareholder” for at least three years after the interested shareholder attains 10% ownership, unless the board of directors of the issuing public corporation approves the transaction before the interested shareholder attains 10% ownership. An “issuing public corporation” is an Ohio corporation with 50 or more shareholders that has its principal place of business, principal executive offices, or substantial assets within the State of Ohio, and as to which no close corporation agreement exists. An “interested shareholder” is a beneficial owner of 10% or more of the shares of a corporation. Examples of transactions regulated by Chapter 1704 include the disposition of assets, mergers and consolidations, voluntary dissolutions and the transfer of shares.

Subsequent to the three-year period, a transaction subject to Chapter 1704 may take place provided that certain conditions are satisfied, including:
(i) before the interested shareholder’s share acquisition date, the board of directors approved the purchase of shares by the interested shareholder;
(ii) the transaction is approved by the holders of shares with at least 66 2/3% of the voting power of the corporation (or a different proportion set forth in the articles of incorporation), including at least a majority of the outstanding shares after excluding shares controlled by the Ohio law interested shareholder; or
(iii) the business combination results in shareholders, other than the Ohio law interested shareholder, receiving a fair price plus interest for their shares.

Each issuing public corporation has the ability to “opt out” of the application of Chapter 1704.

We have not opted out of the application of either Chapter 1704 or Section 1701.831.

Section 1707.041 of the Ohio Revised Code regulates certain tender offer “control bids” for corporations in Ohio with 50 or more shareholders that have significant Ohio contacts (as defined in that statute) and permits the Ohio Division of Securities to suspend a control bid if certain information is not provided to offerees.

Our Articles. Our Articles contain requirements for approval of certain business combinations involving the company. These provisions require that any business combination transactions involving the company and any holder of 10% or more of our common stock cannot be completed unless the transaction is approved by the affirmative vote of the holders of 75% of our common stock having voting power with respect to any such proposal. Our Articles further provide, however, that this shareholder approval requirement will not apply if the “fair price” requirement has been satisfied. Under the “fair price” provision, the cash, or fair market value of other consideration, to be received per share by holders of common stock of the Company in the business combination is not less than the greater of: (A) the highest per-share price (including brokerage commissions, soliciting dealers’ fees, dealer-management compensation, and other expenses, including, but not limited to, costs of newspaper advertisements, printing expenses, and attorney fees) paid by the other entity in acquiring any of its holdings of the common stock of the Company or, (B) an amount which bears the same or a greater percentage relationship to the market value price of the Company’s common stock immediately prior to the announcement of such business combination as the highest per-share price determined in (A)above bears to the market price of the Company’s common stock immediately prior to the commencement of acquisition of the Company’s common stock by the other entity but in no event in excess of two times the highest per-share price determined in (A) above.

PLAN OF DISTRIBUTION
The shares of our common stock acquired under the plan will be sold directly by us as newly issued shares or treasury shares. If you acquire shares of our common stock through the plan and resell them shortly before or after acquiring them (including covering short positions), under certain circumstances, you may be participating in a distribution of securities that would require your compliance with Regulation M under the Exchange Act, and you may be considered to be an underwriter within the meaning of the Securities Act. We will not extend to you any rights or privileges other than those to which you would be entitled as a participant in the plan, nor will we enter into any agreement with you regarding your purchase of those shares of common stock or any resale or distribution of those shares of common stock.
Upon withdrawal by a participant from the plan by the sale of shares of our common stock held in the participant’s account under the plan, the participant will receive the proceeds of that sale less any applicable fees, withholdings, transfer or other taxes.
LEGAL MATTERS
The validity of the common stock offered by this Prospectus has been passed upon for us by Dinsmore & Shohl LLP, Cincinnati, Ohio.
EXPERTS
The consolidated financial statements and the related financial statement schedules incorporated in this Prospectus by reference from Cincinnati Financial Corporation’s Annual Report on Form 10-K for the year-ended December 31, 2019, and the effectiveness of Cincinnati Financial Corporation’s internal control over financial reporting, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference. Such consolidated financial statements and financial statement schedules have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

PART II
Information Not Required in Prospectus
Item 14. Other Expenses of Issuance and Distribution.
The following table sets forth the various expenses expected to be incurred by the company in connection with the offering described in this registration statement. All amounts are estimated, except for the SEC registration fee.
SEC registration fee     $26,560.40
Accountants’ fees and expenses     $12,000.00
Legal fees and expenses     $5,000.00
Printing and other miscellaneous expenses     —
Total                                          $43,560.40

Item 15. Indemnification of Directors and Officers.
Section 1701.13(E) of the Ohio Revised Code gives a corporation incorporated under the laws of Ohio authority to indemnify or agree to indemnify any person who is or was a director, officer, employee or agent of that corporation, or is or was serving at the request of the corporation as a director, trustee, officer, employee, member, manager, or agent of another corporation, domestic or foreign, non-profit or for profit, a limited liability company, or a partnership, joint venture, trust, or other enterprise, against expenses, including attorney’s fees, judgments, fines, and amounts paid in settlement, actually and reasonably incurred by that person in connection with any threatened, pending, or completed action, suit or proceeding, whether civil, criminal, administrative, or investigative, other than an action by or in the right of the corporation, to which the person was, is or may be made a party because of being or having been such director, officer or employee, provided, in connection with that position, that such person is determined to have acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, if that person had no reasonable cause to believe his or her conduct was unlawful, that, in the case of an action or suit by or in the right of the corporation, (i) no negligence or misconduct in the performance of duty to the corporation shall have been adjudged unless, and only to the extent that, a court determines, upon application, that, despite the adjudication of liability, but in view of all circumstances of the case, such person is fairly and reasonably entitled to indemnity, and (ii) the action or suit is not one in which the only liability asserted against a director is pursuant to Section 1701.95 of the Ohio Revised Code, which relates to unlawful loans, dividends and distributions of assets.
Section 1701.13(E) further provides that to the extent that such person has been successful on the merits or otherwise in defense of any such action, suit, or proceeding, or in defense of any claim, issue or matter therein, that person shall be indemnified against expenses, including attorneys’ fees, actually and reasonably incurred by him or her in connection with that role. Section 1701.13(E) further provides that unless at the time of a director’s act or omission, the articles of incorporation or the code of regulations of a corporation state by specific reference to Section 1701.13(E) that Section 1701.13(E) does not apply to the corporation, and unless the only liability asserted against a director is pursuant to Section 1701.95 of the Ohio Revised Code, expenses, including attorney’s fees, incurred by a director in defending such an action, suit or proceeding shall be paid by the corporation as they are incurred, in advance of the final disposition of such action, suit or proceeding, upon receipt of an undertaking by or on behalf of the director in which he or she agrees to (i) repay such amounts if it is proved by clear and convincing evidence in a court of competent jurisdiction that such director’s action, or failure to act involved an act or omission undertaken with deliberate intent to cause injury to the corporation or undertaken with reckless disregard for the best interests of the corporation and (ii) reasonably to cooperate with the corporation concerning said action, suit or proceeding. Section 1701.13(E) also provides that the indemnification permitted by that section shall not be exclusive, and shall be in addition to, any other rights that directors, officers or employees may have, including rights under insurance purchased by the corporation. Cincinnati Financial’s Amended and Restated Articles of Incorporation provides for the indemnification of directors and officers of Cincinnati Financial to the fullest extent permitted by law.
The above is a general summary of certain provisions of Cincinnati Financial’s Amended and Restated Articles of Incorporation and of the Ohio Revised Code and is subject in all respects to the specific and detailed provisions of Cincinnati Financial’s Amended and Restated Articles of Incorporation and the Ohio Revised Code. Cincinnati

Financial maintains insurance policies insuring its directors and officers against certain obligations that may be incurred by them.
The Securities and Exchange Commission has taken the position that insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted by a company to its directors and officers, such indemnification is against public policy as expressed in such Act and is therefore unenforceable.
Item 16. Exhibits.

(a) Exhibits

3.1
Amended and Restated Articles of Incorporation of Cincinnati Financial Corporation (incorporated by reference to the company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2017, Exhibit 3.1)

3.2
Amended and Restated Regulations of Cincinnati Financial Corporation, as of May 5, 2018 (incorporated by reference to the company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2018, Exhibit 3.2)

5.1*	Opinion of Dinsmore & Shohl LLP
23.1*	Consent of Deloitte & Touche LLP
23.2*	Consent of Dinsmore & Shohl LLP (included in Exhibit 5.1)
24.1*	Power of Attorney (included on signature page)

* Filed herewith

Item 17. Undertakings.
(a)    The undersigned registrant hereby undertakes:
(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i)    To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;
(ii)    To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and
(iii)    To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of this registration statement.

(2)    That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(4)    That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser:
(i)    Each prospectus filed by a registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and
(ii)    Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which the prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.
(5)    That, for the purpose of determining liability of a registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:
(i)    Any preliminary prospectus or prospectus of an undersigned registrant relating to the offering required to be filed pursuant to Rule 424;
(ii)    Any free writing prospectus relating to the offering prepared by or on behalf of an undersigned registrant or used or referred to by an undersigned registrant;
(iii)    The portion of any other free writing prospectus relating to the offering containing material information about an undersigned registrant or its securities provided by or on behalf of an undersigned registrant; and
(iv)    Any other communication that is an offer in the offering made by an undersigned registrant to the purchaser.
(b)    The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant the foregoing provisions described above under Item 15 or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suitor proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cincinnati, State of Ohio, on this 13th day of November, 2020.
CINCINNATI FINANCIAL CORPORATION

By:  /s/ Steven J. Johnston
Steven J. Johnston
President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Steven J. Johnston, his or her attorney-in-fact, for him or her in any and all capacities, to sign any further amendments (including post-effective amendments and registration statements filed pursuant to Rule 462(b) under the Securities Act) to the Registration Statement, and to file the same, with exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorney-in-fact, or his substitute, may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Steven J. Johnston	President and Chief Executive Officer; Chairman	November 13, 2020
Steven J. Johnston	of the Board; Director (Principal Executive Officer)

/s/ Michael J. Sewell	Chief Financial Officer, Senior Vice President	November 13, 2020
Michael J. Sewell	and Treasurer (Principal Accounting Officer)

/s/ Thomas J. Aaron	Director	November 13, 2020
Thomas J. Aaron

/s/ William F. Bahl	Director	November 13, 2020
William F. Bahl

/s/ Nancy C. Benacci	Director	November 13, 2020
Nancy C. Benacci

/s/ Linda W. Clement-Holmes	Director	November 13, 2020
Linda W. Clement-Holmes

/s/ Dirk J. Debbink	Director	November 13, 2020
Dirk J. Debbink

/s/ Kenneth C. Lichtendahl	Director	November 13, 2020
Kenneth C. Lichtendahl

/s/ Jill P. Meyer	Director	November 13, 2020
Jill P. Meyer

/s/ David P. Osborn	Director	November 13, 2020
David P. Osborn

/s/ Gretchen W. Schar	Director	November 13, 2020
Gretchen W. Schar

/s/ Charles O. Schiff	Director	November 13, 2020
Charles O. Schiff

/s/ Thomas R. Schiff	Director	November 13, 2020
Thomas R. Schiff

/s/ Douglas S. Skidmore	Director	November 13, 2020
Douglas S. Skidmore

/s/ John F. Steele, Jr.	Director	November 13, 2020
John F. Steele, Jr.

/s/ Larry R. Webb	Director	November 13, 2020
Larry R. Webb